UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2018

 AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on August 9, 2018, Ampio Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement, as amended by Amendment No. 1 thereto dated August 10, 2018, with Canaccord Genuity LLC as the sole underwriter, pursuant to which the Company issued, among other things, warrants (the “Warrants”) to purchase up to 20,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), with an exercise price of $0.40 per share.

On December 11, 2018, the Company entered into a Warrant Exercise Agreement (the “Exercise Agreement”) with certain holders of the Warrants (the “Exercising Holders”), which the Exercising Holders own Warrants exercisable for 2,500,000 shares of Common Stock. Pursuant to the Exercise Agreement, the Exercising Holders and the Company agreed that the Exercising Holders would exercise their Warrants with respect to 2,500,000 shares of Common Stock underlying such Warrants for a reduced exercise price equal to $0.30 per share.

The Company expects to receive aggregate gross proceeds of approximately $750,000 from the exercise of the Warrants by the Exercising Holders. In addition, the exercises will result in the reduction of warrants to purchase Common Stock of the Company by approximately 10% and is not dilutive to existing security holders of the Company calculated on a fully diluted basis for outstanding warrants.

The description of the Exercise Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Exercise Agreement attached hereto as Exhibit 10.1.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Form of Warrant Exercise Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Thomas E. Chilcott, III
Thomas E. Chilcott, III
Chief Financial Officer

Dated: December 12, 2018